Exhibit 10.3
NISOURCE INC.
DIRECTORS’ CHARITABLE GIFT PROGRAM
1.	PURPOSE OF THE PROGRAM

Under the NiSource Inc. Directors’ Charitable Gift Program (Program), NiSource Inc. (Company) will make a donation on behalf of each eligible Director, in the Director’s name, to the eligible tax-exempt organization(s) (Donee(s)) selected by the Director. The purpose of the Program is to acknowledge the service of the Company’s Directors, to recognize the interest of the Company and its Directors in supporting worthy charitable organizations and institutions of higher learning and to enhance the Company’s ability to continue to attract and retain highly qualified individuals to serve as Directors.

2.	ELIGIBILITY

All persons serving as Directors of the Company as of February 16, 2006, other than Directors who are current or former employees of the Company or any of its subsidiaries, shall be eligible to participate in the Program through December 31, 2008. All Directors who join the Company’s Board of Directors after that date shall not be eligible to participate in the Program. No Director shall be eligible to participate in the program after December 31, 2008.

3.	DONATION AMOUNT
(a)	While serving as a Director before May 13, 2008, the donation amount for a Director will be determined based on the Director’s completed years of Board service, in accordance with the following schedule.

Completed Years	Cumulative
of Service	Donations
Less than 5	$0
5-9	$125,000
10 or more	$250,000
Notwithstanding this schedule, a Director who has completed at least five years of service will be treated as having served for 10 or more years if he or she terminates Board service as a result of death, disability or mandatory retirement.

(b)	Effective May 13, 2008, any Eligible Director who has not satisfied his or her donations, regardless of the number of years of service on the Board, may make donation in any amounts but in aggregate will not exceed $125,000. No donations will be made, however, after December 31, 2008.
Amended May 13, 2008

4.	RECOMMENDATION OF DONATION

At any time after a Director becomes eligible to participate in the Program, he or she may make a written recommendation to the Company, on a form provided by the Company for this purpose, designating the Donee(s) which he or she recommends as the recipient(s) of the Company donation to be made on his or her behalf. A Director may revise or revoke any such recommendation prior to payment of the donation by signing a new recommendation form and submitting it to the Company. Each eligible Director may choose one Donee or several Donees to receive a Company donation, provided that each Donee must be recommended to receive a donation of at least $25,000.

5.	DONEES

To be eligible to receive a donation, a recommended organization must be a charitable organization or an accredited United States institution of higher learning and such charitable organization or institution of higher learning must initially, and at the time a donation is to be made, qualify to receive tax-deductible donations under the Internal Revenue Code. An organization or institution will be approved unless it is determined, in the exercise of good faith judgment, that a donation to the organization or institution would be detrimental to the best interests of the Company. A Director’s private foundation is not eligible to receive donations under the Program.

6.	TIMING OF DONATION

Each donation made on a Director’s behalf will be made by the Company as soon as is practicable after the Company receives the Director’s recommendation, the Director completes the requisite number of years of service, and the Company confirms the eligibility of the Donee, or at such later date as the Director may specify. In no event, however, will the Company make a donation after December 31, 2008, on behalf of a Director.

7.	FUNDING AND PROGRAM ASSETS

The Company currently intends not to fund the Program. However, if in the future the Company elects to fund the Program in any manner, neither the Directors nor their recommended Donee(s) shall have any rights or interests in any assets of the Company identified for such purpose. Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any Donee recommended by a Director to receive a donation, or shall give, or be deemed to give, any Director or recommended Donee any interest in any assets of the Program or the Company.

8.	AMENDMENT OR TERMINATION

The Board of Directors of the Company, may at any time, without the consent of the Directors participating or eligible to participate in the Program, amend, suspend or terminate the Program. Notwithstanding the foregoing, the Program shall terminate effective December 31, 2008, such that no Director shall be able to participate in the Program after December 31, 2008, and no donations may be made on behalf of a Director after December 31, 2008.

9.	ADMINISTRATION

The Program shall be administered by the officers of the NiSource Charitable Foundation or any other employees of the Company or its subsidiaries designated by the Chairman of the Company (Committee). The Committee shall have plenary authority in its discretion, but subject to the provisions of the Program, to prescribe, amend and rescind rules, regulations and procedures relating to the Program. The determinations of the Committee on the foregoing matters shall be conclusive and binding on all interested parties.

10.	GOVERNING LAW

The Program shall be construed, enforced and administered according to the laws of the State of Indiana, other than the conflicts of law provisions thereof.

11.	EFFECTIVE DATE

The effective date of the amended and restated Program is May 13, 2008. The recommendation of any individual Director will be effective when he or she completes and submits to the Committee a written recommendation on the form provided for that purpose.

12.	SUPERSEDES PREVIOUS PROGRAM

The terms of this Program supersede the terms of a similar program that was adopted in 1994 by a predecessor to the Company (Previous Program). Donations made by the Company’s predecessor on behalf of a particular Director under the Previous Program shall count against that Director’s cumulative donations under section 3 of this Program.

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